EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q3 2020 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President and Chief Investment Officer

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Third Quarter 2020 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Second Quarter 2020 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today’s call, Will Eglin, Chairman and CEO, and Beth Boulerice, CFO, will provide a recent business update and commentary on first quarter results. CIO Brendan Mullinix and Executive Vice Presidents Lara Johnson, and James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. We posted strong third quarter results and we continue to have success within all areas of our business. Notably, our portfolio operations remain resilient with an average of 99.9% of Cash Base rents collected during the third quarter, and as of today, we have collected 99.8% of October Cash Base rents. Our asset management team continues to do an excellent job, maintaining high levels of occupancy and capitalizing on opportunities to preserve and enhance value. At quarter end, our overall portfolio was nearly 99% leased, representing an increase of 160 basis points compared to second quarter. We executed 1.3 million square feet of new leases and lease extensions during the quarter, with overall cash renewal rents increasing 7%.

Strong fundamentals in the industrial sector and declining borrowing costs continue to put downward pressure on cap rates. For the most part, industrial asset values have increased overall during the pandemic, and while the landscape remains competitive, our acquisitions team continues to source targeted growth opportunities that enhance our portfolio and complement our multi-faceted investment strategy. Through quarter end, we have purchased $430 million dollars of new industrial product, including $70 million dollars that closed during the third quarter, at average GAAP and cash cap rates of 5.5% and 5.1%, respectively.

Subsequent to quarter end, we closed on and began funding a build-to-suit located in a Phoenix logistics submarket, which is scheduled for completion in the third quarter of 2021. We have two properties under contract with an aggregate value of $106 million dollars that are expected to close later this month, and we currently anticipate an additional $44 million dollars of acquisitions could close before the end of the year.

At the moment, our spec development pipeline includes two, single-building projects that are underway, one in Atlanta and the other in Columbus, with an estimated cost of $74 million dollars, of which $31 million dollars has been funded. We have begun preliminary lease negotiations with a full building user for our 320,000 square foot Columbus project. Our two multi-building sites in Columbus are currently in their infrastructure phase. We are in early discussions with other developers for potential additional sites as we work towards growing this line of our business.

At quarter-end, our industrial portfolio represented 88.5% of our gross real estate assets, excluding held for sale assets. Credit quality continues to be strong with investment grade credits representing 51% of our industrial revenue at quarter-end. We have maintained high levels of occupancy, a healthy weighted-average lease term, and the average age of our industrial portfolio, currently about 12 years, continues to decrease with the addition of more recently constructed properties. Further, 84% of our industrial revenue is derived from leases with escalations, which bodes well for growing cash flow.

The office sales market continues to be impacted by the pandemic, with fewer investors targeting office as risk around leasing remains hard to underwrite. Despite the slowdown, we anticipate 2020 disposition volume could exceed $425 million dollars at estimated GAAP and cash cap rates of approximately 5.8% and 5.2%, respectively. Through the third quarter, we have disposed of $141 million dollars of consolidated non-core assets, including $67 million dollars sold during the quarter. Subsequent to quarter end, we have disposed of $40 million dollars of non-core assets, and there are an additional $250 million dollars of assets we are working on selling by year-end. This includes the potential sale of our Dow Chemical office property in Houston, which is currently under contract and was considered held for sale at quarter end. Fourth quarter sales, including the Dow property, combined with current acquisitions in our pipeline, would push our industrial exposure to over 90% by year-end.

As we move forward with our capital recycling strategy, our principal focus is disposing of our remaining 22 consolidated non-industrial assets, which includes held-for-sale assets, by year-end 2022. These assets generated approximately $37 million dollars of net operating income as of September 30, 2020. Anticipated fourth quarter sales would reduce this portfolio to 18 assets that generated NOI of $25 million dollars as of September 30, 2020.

Our balance sheet continues to be in very good shape. After accessing the bond market in August for the first time since 2014, we had $288 million dollars of cash at quarter-end. We currently expect to deploy approximately $215 million dollars in the fourth quarter into new investments. To augment our liquidity during the quarter, we sold approximately 600,000 common shares through our ATM program at a weighted average price of $10.83 per share and sold an additional 3.9 million common shares at an initial weighted average price of $11.23 per share under the forward delivery feature. This feature will allow us to draw down those funds as we invest in our pipeline of growth opportunities. Liquidity will continue to be supplemented by our disposition program as we complete our transition to an industrial pure play REIT.

Overall, we are extremely pleased with our third quarter results and consistent progress year-to-date, and we believe we are well-positioned across our various business lines as we move forward. As a result, our board of trustees approved a common share dividend increase of 2.4% to an annualized dividend of $0.43 per share, effective with the quarterly dividend to be paid in January 2021.

With that, I’ll turn the call over to Beth to discuss financial results.

Beth Boulerice:

Thanks, Will. Adjusted Company FFO for the third quarter was approximately $54 million dollars, or $0.19 cents per diluted common share. We reaffirmed our 2020 Adjusted Company FFO guidance this morning maintaining a range of $0.74 to $0.76 cents per diluted common share. Our Adjusted Company FFO payout ratio of 55.3% remains conservative and allows for ample retained cash flow.

Revenues of $84.5 million dollars in the third quarter represented a 3.6% increase compared to the same time period in 2019. This increase was primarily the result of new acquisitions, while partially offset by property sales.

Property operating expenses were approximately $11 million dollars during the quarter with roughly 82% of this attributable to tenant reimbursements. G&A expenses of $7.2 million dollars during the quarter have decreased over half a million dollars when compared to the third quarter of 2019 and are further trending down over $1.0 million dollars as of third quarter 2020 compared to the same time period in 2019. We expect total 2020 G&A to be lower than we had originally anticipated, now within a range of $30 to $31 million dollars.

Year-over-year, our same-store percent leased portfolio was up 40 basis points to 98.9% and same-store NOI was up 1.2%. Approximately 81% of our current portfolio has escalations on average of 2.1%, contributing to same-store growth.

Cash Base rental collections continue to be exceptionally strong and we have still only granted two rent relief requests to-date in our consolidated portfolio, one that resulted in a longer lease extension and one for a small retail tenant in which a $20 thousand dollar rent deferral was granted to be paid by January 2021. We incurred $160 thousand dollars of bad debt expense this quarter primarily associated with some smaller tenants in our multi-tenant office and other portfolio.

Looking at the balance sheet, leverage is conservative at 5.1 times net debt to adjusted EBITDA and we have substantial cash and borrowing capacity to fund future growth opportunities. In August, we successfully issued $400 million dollars of 2.70% Senior Notes due in 2030. Some of the net proceeds were used to repurchase a portion of our higher interest-bearing notes maturing in 2023 and 2024. Additionally, we repaid the balance of $40 million dollars on our $600 million dollar unsecured revolving credit facility, and we currently have no amounts outstanding. As Will mentioned, our cash position was $288 million dollars at quarter end, primarily as a result of the bond offering.

Our debt maturity profile remains attractive. Unsecured debt to unencumbered NOI is 5.5 times and unencumbered NOI represented about 85% of our portfolio at quarter end. At quarter end, our consolidated debt outstanding was approximately $1.6 billion dollars with a weighted-average interest rate of approximately 3.7% and a weighted-average term of 7.3 years.

With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct the question and answer portion of this call.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

Our first question comes from James Feldman with BofA. Please go ahead.

Elvis Rodriguez:

Hi, good morning, this is Elvis on for Jamie. Thank you for the update and congrats on the quarter. Just a quick question. So how is 2021, say, I know it's probably a little too early to talk about 2021 but how is 2021 setting off from a growth perspective given your update on asset sales for fourth quarter. Just to start to get your early thoughts on that.

T. Wilson Eglin:

Well, it's a little early, but the balance sheet is in good shape, and we expect to make considerable progress in sales over the balance of the year. So we are deploying a good portion of our cash into investments in the fourth quarter, but the sale activity should add another $90 million or so of liquidity. So, between that and retain cash flow next year and the forward equity, we feel like we had in the next year with a fair amount of dry powder. Yeah, you know that said, we've been in an environment where cap rates have been compressing in the acquisition market, so I think what's left to be determined is what's the mix between purchases is build-to-suits and some spec development opportunities that we're working on.

Elvis Rodriguez:

Thanks and then you mentioned cap rates have compressed during the pandemic, can you give us an update on how much cap rates have compressed for the product that you own, and then when you, when you think about that who exactly are you competing with on the ground. Is it more local developers? Is it the public reach? Is it pension funds? Any update you can share there.

T. Wilson Eglin:

Yeah, we don't view ourselves as competing for that often with public REITs. But there is a fair amount of institutional money that's interested in the assets that we're targeting for very high quality, newly constructed industrial with lease term and good credit if you're thinking about things like Amazon and Home Depot and Walmart, in some cases we've seen cap rates compressed as much to sit 50 to 75 basis points and in the balance of the opportunity set less, maybe it's in or like the 25 basis point area. So we think the acquisition market is probably in the 4.5 to 5 cap area for us. I mean there are exceptions on either side, and we would have probably pegged that more in the 4-3/4 to 5-1/4 area at the beginning of the year.

Elvis Rodriguez:

And is it too early to share sort of where pricing will shake out on the Dow Chemical transaction or any of the office transactions? I know you gave an overall but maybe specifically just on the office product sort of what kind of interest. Are you seeing and how many parties are you seeing that are interested in that product?

T. Wilson Eglin:

Yeah, I think, in the case of Dow, that is fully leverage marketplace, you're sort of in the 6 to 7 points above the debt that kind of area that's a little bit compressed compared to the beginning of the year. If we can get through our fourth quarter disposition plan with what's left in the sale portfolio, we would sort of peg that in sort of $300 million area in terms of total value, sort of plus or minus 5% of that. So for that final piece, that's a cap rate that's going to be above, a little bit above 10% in all likelihood, but it's a relatively small piece of the puzzle. So we do want to try to get that dilution behind us as quickly as we can, even though investor interest in office is considerably less than it was at the beginning of the year.

Elvis Rodriguez:

Thank you. I appreciate the updates.

Operator:

Your next question comes from Craig Mailman with KeyBanc Capital Market. Please go ahead.

Craig Mailman:

Hey, Good Morning. Will helpful the range of cap rates you gave, can you just kind of give a, give us a sense of where developments are being priced today and whether you're getting paid enough to take the lease up risk if it's not a build-to-suit?

T. Wilson Eglin:

Yeah, correct. We view the development opportunities has been comfortably above 5.5, and there is risk in building obviously, but we'd rather take that risk and focus on asset quality and market and location within the market versus taking credit risk or special purpose asset risk, which you see in the sale leaseback market and often in the build-to-suit market. So we prefer that business to build-to-suit, although we're active and build-to-suit, it's just we don't want to end up getting into real estate, sometimes you end up at very high basis and some of that product and you just have to be a little bit careful.

Craig Mailman:

Got you. And then you guys raise a little bit of equity here, you get some cash in from, from dispositions, as you guys think about the balance sheet going forward, you've done a nice job, kind of keeping leverage in check, but as cap rates continue to fall for your asset class, equity is still, you know, probably about 6% on an implied cap rate basis kind of, how do you balance the equity here versus low cost debt and then kind of the pressure from the cap rate compression just on leverage that naturally braces up kind of, do you guys have to rethink where you want leverage to be and where you feel comfortable leverage to be or has that not changed at all?

T. Wilson Eglin:

No, our view around leverage is the same. I think that we would prefer to be much more focused on disposition activity at the moment compared to sneaking around equity in our share price has not performed well in the last few months, and I think we need to redouble our efforts to shrink the office portfolio and turn that into cash and finished the work we're doing in transforming the company.

Craig Mailman:

Okay. And then just on the take-down of the forward ATM, what do you think the cadence there is? In terms of --

T. Wilson Eglin:

In terms of the overall timing.

Craig Mailman:

Yeah, what do you think -- what do you think it is?

Beth Boulerice:

Hey, Craig. So we have up until August of next year to draw down on that. So it will all depend on how our acquisitions are flowing and when we would need to tap that cash, but probably not until next year.

Craig Mailman:

Okay and then just one last one from me. The Dow building, I think you guys have kind of indicated mid-six's, is that still a good place to think about the GAAP cap rate on exit there. I know you said 10% overall in the $300 million. I just want to, that's a pretty good 2/3rd of it.

T. Wilson Eglin:

No, the $300 million is after Dow, Craig.

Craig Mailman:

I got you. Okay.

T. Wilson Eglin:

So we have Dow in our fourth quarter estimate.

Craig Mailman:

And what's the fourth quarter blended cap rate on disposals?

T. Wilson Eglin:

Lara, you want to jump in on that.

Lara Johnson

Sure. So for the remaining, we've closed some assets, obviously Craig, $40 million thus far and obviously anticipate to close a number of other assets. So from a cash cap rate point of view, we expect the fourth quarter to be around 6%.

Craig Mailman:

On a GAAP basis where does it come in?

Lara Johnson:

A little bit higher, about 6.7.

Craig Mailman:

Okay, great. Thank you.

Operator:

Your next question comes from Jon Petersen with Jefferies. Please go ahead.

Jonathan Michael Petersen:

Thanks, good morning. Just a few like kind of specific questions, kind of just peak my curiosity here. So you sold this Walmart building in Moody, Alabama, the industrial one. I see it was only 26% leased. I'm just kind of curious for some more context on why to sell that building and I assume, because of the vacancy there. But how should we think about, how, decision-making around selling industrial properties and what kind of triggers that those decisions.

T. Wilson Eglin:

Well, that that market is one where we had a very small presence and it's not targeted for growth. And it's not a market that's characterized by having large users. So we felt like getting Walmart in; therefore, a part of the building would set up help the sale, we would have sold it empty if we could have made any leasing progress. So what you'll see as we move forward is opportunistically. We're trying to shrink that piece of our portfolio that is in smaller markets and really be more focused on the top 50 and top with a heavier weight into the top 25 markets.

Jonathan Michael Petersen:

Okay, all right, that's helpful. And then on the lease extensions, Owens Corning, looks like you just extended that by a quarter. I assume that means they're moving out at the end.

James Dudley:

That's not, we're going to encourage in yet. Yeah. There they're evaluating a couple of different options and a couple of different options with us. So is there a higher probability of move out now. Yeah, there probably is, but it's not 100%. It's probably like 60% as they evaluate their options.

Jonathan Michael Petersen:

Got it. And then the other lease extension with Walgreens, it looks like that was a flat lease term. But you added five years there, I just maybe some thoughts on pricing in the markets today, and how you think leasing spreads are going to trend. And then just say in general, I don't know if you're tenants are approaching you or asking for things in any different way given coronavirus, given commerce demand, if any of those negotiations changed in the last six months.

T. Wilson Eglin:

Yeah, sure. So from a leasing spread perspective, we've had two really strong quarters 22% in the second quarter and 7% in this quarter and I believe overall, our rents from our portfolio are below market in our warehouse space is like a $3.77, and the overall portfolio is a little above $4 and if you look at a national average being 6.25. I think we have some room for growth on our, on our renewals. That being said, it is a little bit of a mixed bag as we renew the negotiate on some of our more generic warehouse space. I think we'll continue to see pretty strong rent growth. I think the wildcard that may temper that on an overall portfolio basis is what the warehouse or not warehouse, but the manufacturing space and that doing. So we have some of those coming up. And you mentioned, Walgreens, Walgreens had a flat renewal option. So there is still a few of those in play. So when you look at the kind of near term through 2021, I think it averages out to around 3%.

Jonathan Michael Petersen:

All right, that's helpful. Thank you.

T. Wilson Eglin:

Thanks, Jon.

Operator:

[Operator instructions] Your next question is a follow-up question from James Feldman with BOA. Please go ahead.

Elvis Rodriguez:

Just one more, sorry if I missed this, but can you share an update on the Geodis lease, and where that stands today?

James Dudley:

Yeah, sure. So, in typical 3PL fashion, they told us that they were for sure moving out and now we're having discussions with them about the potential of them needing to stay for some period of time, for some of their clients and then they are looking for additional clients to backfill the space. So it's still looks like it's more than likely a move out. However, it may leak into 2021 in some capacity, and there still is the possibility with some of the other clientele, but that they have that there may be additional need for that space from them. In addition to that we have it in the market and we've got varying degrees of interest from a number of different tenants.

Elvis Rodriguez:

If you had to release that space, are you able to share where you think spreads would be on a new lease?

James Dudley:

I think it's going to depend on if it's multi-tenant or if it's single-tenant and credit and duration. I think if you were to re-lease it to a single tenant, you're probably in the high three's, depending on credit in duration, if you do a multi-tenant, we ought to be able to keep it flat or maybe even pump the rent from where it is. We had a really strong rental rate with Geodis because of the short-term nature of the extension last time.

Elvis Rodriguez:

Great, thank you. That's all from me. Appreciate.

Operator:

[Operator instructions]. We will now pause the short moment to allow questioners to enter the queue. Queue.

There are no further questions at this time, this concludes our question-and-answer session. I would like to turn the conference back over to Mr. Eglin for any closing remarks.

T. Wilson Eglin:

Thanks to everyone for joining the call this morning. If you'd like to visit our website for additional information about the company. I hope you will. And as always, you can contact me or the other members of our senior management team with any questions. Thanks again and have a great day.

Operator:

The conference has now concluded.